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                [LETTERHEAD OF GENCOR INDUSTRIES APPEARS HERE]


January 15, 1996

Fellow Gencor Shareholder,

You recently received our Notice of Annual Meeting and Proxy Statement together with an Annual Report. As your Chairman and President, I am most pleased by our record results for 1995 following three years of consistently increasing sales and earnings. To help in our efforts to continue this record, it is extremely important that you sign and return your Proxy form. In case you mislaid the one you received earlier, we have enclosed another copy with a return envelop.

By sending you Proxy, you will be casting your vote for David A. Air as your Board representative. Mr. Air has been a Director of your company since 1993, its period of greatest growth in sales and profits. He has extensive experience in all of Gencor's operations, industry, and market segments as well as other areas of heavy industry business expertise. Mr. Air is respected by your other Board members and has been a significant contributor to the growth of our company.

You should know that your management, supported by the current Directors, has produced consistent increases in sales and profits during the last four years. These have been:

   Year             Sales                 Profits                Earnings/Share
   ----          -----------          --------------             --------------
   1992          $44,853,000              $35,000                   $0.02
   1993          $52,495,000             $695,000                   $0.41
   1994          $57,732,000            $1,630,000                  $1.01
   1995          $58,944,000            $2,536,000                  $1.46

Because the company changed its fiscal year in 1993, the above results were computed for comparative purposes as full twelve months ending December 31, 1992 and 1993 and September 30, 1994 and 1995. Per share earnings for 1994 and 1995 reflect a 10% stock dividend paid in 1994.

Recently we initiated even stronger efforts toward growth in new markets as well as our existing areas of expertise. We are almost doubling the size of our production plant in Orlando as a means of responding to increases in sales demand. As a part of our future growth strategy, it is also our intention to pursue acquisitions. In both our existing and new markets, we need a cohesive Board of Directors who can work together to continue our progress in all areas. David Air is a vital part of these efforts.

We look forward to receiving your Proxy and to continuing our work for you and the other owners of our company.

Sincerely,

E.J. Elliott
Chairman & President